Exhibit 99

2009

This presentation contains "forward-looking statements" which may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to (i) general and local economic conditions, (ii) changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values and competition, (iii) changes in accounting principles, policies or guidelines, (iv) changes in legislation or regulation and (v) other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. Any or all of our forward-looking statements in this presentation and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed and we caution readers not to place undue reliance on any such forward-looking statements. We undertake no obligation to publicly release revisions to any forward- looking statements to reflect events or circumstances after the date of such statements. Other risks are detailed in our filings with the Securities and Exchange Commission, including our Form 10-K filed for 2009 and Form 10-Q filed for the three months ended March 31, 2010, all of which are difficult to predict and many of which are beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control. beyond our control.

The Relevancy of Our Business Model Reality of 2009 Environment and Outcome Changes and Adjustments We Have Already Made Comparison of Reported to Core Earnings Going Forward

Fact: Recessions expose an economy's and a business's weaknesses. Our Brand Promise and Mission have remained constant; however, changes were made in our operating model based on the 2009 operating environment.

CFBank is a high touch, relationship based business and consumer community bank in the markets we choose to serve, which operates with a sense of urgency to obtain future attractive returns for our stockholders and provide our loyal clients with extraordinary customer service and advice. extraordinary customer service and advice. extraordinary customer service and advice. extraordinary customer service and advice. extraordinary customer service and advice. extraordinary customer service and advice. extraordinary customer service and advice. extraordinary customer service and advice.

Because of the environment, in September '09 we made adjustments to: Reduction in Product Size, Type and Concentrations, Change of Personnel in Columbus, Credit Approval and Commercial Lending Servicing. Mortgage area expansion in 2009. Added 10 production folks and strengthened our operations. Future accretion of non-interest income.

Net interest margin remains strong and within a band. CFBank is Interest rate risk neutral. 2009 operating loss was solely correlated to credit losses. Gain on sale of loans from mortgage operations has and will continue to contribute to core earnings. Controllable operating expenses are decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets. decreasing as a percentage of assets.

All banks will operate under higher capital requirements going forward. We believe we are adequately reserved for our credit exposure at this time. Loan concentration by size or product has been adjusted. been adjusted. been adjusted. been adjusted. been adjusted. been adjusted. been adjusted. been adjusted. been adjusted.

Since receiving the TARP funding CFBank has originated $139.2 million in loans through April 2010. Substantial growth opportunity in our marketplace, subject to capital requirements. Mortgage division was built in 2009 on a variable cost, low-capital basis.

Core deposit increased 38.5% Time Deposits include CDARS 18 December 31, 2008 December 31, 2008 March 31, 2010 March 31, 2010 Growth Growth ($000) (%) ($000) (%) ($000) (%) Savings deposits $ 10.1 4.9% $ 10.9 4.6% $ 0.8 7.9% Interest-bearing checking 10.2 4.9% 11.0 4.7% 0.8 7.8% Non-interest checking 14.6 7.0% 20.2 8.6% 5.6 38.4% Money Market 41.4 19.9% 63.6 27.1% 22.2 53.6% Certificates of deposit 131.3 63.2% 129.0 55.0% (2.3) -1.8% Total Deposits $ 207.6 $ 234.7 $ 27.1 13.1%

TARP contributed Sept '09. Pre Tarp Capital 6.2%

Core earnings remain strong and are Growing. Business owners and consumers are attracted to our business model. The addition of mortgage income in 2009 and forward will provide earnings growth through non-interest income.

Commitment to communicate more frequently with stockholders. Capital, Liquidity requirements and industry costs will damper net interest margin banks. Expansion of variable cost mortgage division will create non-interest income. Growth will be directly correlated to capital requirements. Continue to review accretive capital plans. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical. Repay TARP as soon as practical.